Exhibit 99.1

                                    CONTACTS:   MEDIA:
                                                RONALD S. ZIEMBA
                                                203-969-0666 EXT. 405
                                                RON.ZIEMBA@HEXCEL.COM

                                                INVESTORS:
                                                STEPHEN C. FORSYTH
                                                203-969-0666 EXT. 425
                                                STEPHEN.FORSYTH@HEXCEL.COM




                             HEXCEL CORPORATION
                       COMMENCEMENT OF EXCHANGE OFFER

STAMFORD, CT (June 18, 1999) - Hexcel Corporation (NYSE: HXL) announced today its offer to exchange any and all of its outstanding 9 3/4% Senior Subordinated Notes due 2009 which were sold under Rule 144A of the Securities Act of 1933 for a like principal amount of new 9 3/4% Senior Subordinated Notes due 2009 which have been registered under the Securities Act of 1933. The form and terms of the new notes are identical in all material respects to the original notes, except that transfer restrictions applicable to the original notes will not apply to the new notes.

Hexcel Corporation will accept for exchange any and all original notes validly tendered and not withdrawn prior to the expiration date of 5:00 p.m., New York City time on July 19, 1999, unless extended. Tenders of the original notes may be withdrawn at any time prior to the expiration date.

Copies of the prospectus and related transmittal materials governing the exchange offer may be obtained from the exchange agent, The Bank of New York, 101 Barclay Street, Floor 7 East, New York, NY 10286, Attention:
Reorganization Section, or by calling (212) 815-6333.

This announcement does not constitute an offer to sell or buy any security; such offers shall only be made by means of a prospectus.

                                * * *

Hexcel Corporation is the world's leading advanced structural materials company. It develops, manufactures and markets lightweight, high-performance reinforcement products, composite materials and engineered products for use in commercial aerospace, space and defense, electronics, general industrial applications and recreation.





               DISCLAIMER ON FORWARD LOOKING STATEMENTS

This press release contains statements that are forward looking, including statements relating to market conditions, sales, gross margin percentage, EBITDA, diluted earnings per share, and expenses associated with business acquisition and consolidation programs. These statements are not projections or assured results. Actual results may differ materially from the results anticipated in the forward looking statements due to a variety of factors, including but not limited to, changing market conditions, particularly in Asia and Europe, increased competition, product mix and currency. Additional risk factors are described in the company's filings with the SEC. The company does not undertake an obligation to update its forward looking statements to reflect future events or circumstances.